UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2016

CSRA INC.
(Exact name of Registrant as specified in its charter)

Nevada	001-37494	47-4310550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code 703-641-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 20, 2016, the Company entered into an Employment Agreement with its Chief Executive Officer, Lawrence B. Prior III (the “Employment Agreement”). The Employment Agreement provides for an initial term of 3 years, with the possibility of a one-year extension by mutual agreement of the parties. The Employment Agreement provides for a base salary of $950,000 and a target annual bonus equal to 125% of the base salary. The Employment Agreement also provides for Mr. Prior to participate in equity and other long-term incentive plans on terms and conditions that are appropriate to his positions and responsibilities, and for a one-time grant of restricted stock units with respect to $2,250,000 shares of Company stock vesting 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to full acceleration in the event of actual or constructive involuntary termination or of a change in control of the Company and partial acceleration upon retirement after age 62. The Employment Agreement also provides severance benefits in the amount of two times base salary, and enhanced severance benefits following a change in control in the amount of two and one-half times base salary plus target bonus. The Employment Agreement provides for a 12 month non-competition and non-solicitation period following termination of employment for any reason.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Employment Agreement, dated December 20, 2016, between the Company and Lawrence B. Prior III.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSRA INC.

Dated: December 21, 2016	By: /s/ William J. Haynes II
William J. Haynes II
Title: Executive Vice President, General Counsel and Secretary

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